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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



  Date of Report: June 12, 1997 (Date of earliest event reported: June 2, 1997)


                           SYNERGISTIC HOLDINGS CORP.
               (Exact Name of Registrant as specified in charter)



           Delaware                      1-12856               42-1358066
 (State or other jurisdiction          (Commission            (IRS Employer
       of incorporation)              File Number)         Identification No.)


                    50 Laser Court, Hauppauge, New York 11788
                    (Address of principal executive offices)
       Registrant's telephone number, including area code: (516) 436-5000

                                 Not Applicable
          (Former name or former address, if changed since last report)



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Item 5.  Other Events.

                  On June 2, 1997, the Registrant entered into a Subscription Agreement (the "Subscription Agreement") with Meadows Management, LLC ("Meadows Management") pursuant to which Meadows Management paid the Registrant $25,000.00 in exchange for 25,000 shares of the Registrant's preferred stock, $0.01 par value per share (the "Series C Preferred Stock"). Meadows Management will also act as a management consultant to the Registrant.

                  Meadows Management, as holder of the Series C Preferred Stock, shall be entitled to convert whole shares of Series C Preferred Stock into shares of the Registrant's common stock, $0.01 par value per share (the "Common Shares"), issuable upon conversion of the Series C Preferred Stock, as follows: each outstanding share of Series C Preferred Stock is convertible at any time into one hundred (100) fully-paid and non-assessable Common Shares of the Registrant at a price of $0.10 per Common Share. Meadows Management, as holder of the Series C Preferred Stock, shall be entitled to vote with holders of the Common Shares on all matters to be voted on by the Registrant's shareholders with each share of Series C Preferred Stock entitled to one hundred votes per share.

                  Pursuant to the Subscription Agreement, the Registrant has agreed to amend its Certificate of Incorporation to increase the number of shares of the common stock, which it is authorized to issue to have available a sufficient number of authorized common stock to issue upon the conversion of Series C Preferred Stock. The Registrant has further agreed that in the event that such amendment has not been approved by the Registrant's Board of Directors and shareholders by December 31, 1997, the Registrant will pay Meadows Management $1,000,000.00. A copy of the Certificate of Designation relating to the Series C Preferred Stock is filed as an Exhibit hereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

Exhibit No.                  Description
-----------                  -----------

4                            Certificate of Designation dated June 2, 1997.



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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                     SYNERGISTIC HOLDINGS CORP.



                                     By /s/ Salvatore Crimi
                                       ----------------------------------------
                                       Salvatore Crimi, Chief Executive Officer

Dated:  June 12, 1997

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